UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 19, 2016

FAIRMOUNT SANTROL HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36670	34-1831554
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8834 Mayfield Road, Chesterland, Ohio	44026
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 255-7263

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 19, 2016, Fairmount Santrol Holdings Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC (the “Underwriter”), in connection with the offering of 30,250,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), sold by the Company (the “Offering”), for total gross proceeds of approximately $285.9 million before deducting underwriting commissions and estimated Offering expenses. The Company granted the Underwriter a 30-day option to purchase up to 4,537,500 additional shares of Common Stock on the same terms.

The Underwriting Agreement contains customary representations, warranties, covenants and conditions. In the Underwriting Agreement, the Company agreed to indemnify the Underwriter against certain liabilities that could be incurred by them in connection with the Offering.

The Offering is being made pursuant to (i) an effective Registration Statement on Form S-3 (File No. 333-212360) filed with the Securities and Exchange Commission (the “SEC”) on June 30, 2016, including the related base prospectus dated July 14, 2016 and (ii) a related prospectus supplement dated October 19, 2016 and filed with the SEC pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended. The closing of the sale of the shares contemplated by the Underwriting Agreement is expected to occur on October 25, 2016.

The foregoing summary of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement attached hereto as Exhibit 1.1 and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On October 19, 2016, the Company issued a press release announcing the commencement of the Offering. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

On October 19, 2016, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The information furnished pursuant to this Item 7.01, including Exhibits 99.1 and 99.2, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 8.01	Other Events.

Upon the completion of the Offering and the resulting increase in the total amount of the Company’s common stock outstanding, it is expected that American Securities LLC and affiliated funds managed by American Securities LLC (collectively, the “AS Group”) will own less than 35% of the outstanding shares of the Company’s common stock. As a result of such reduction in the AS Group ownership to below the 35% threshold, ten business days after the closing of the sale of the shares sold by the Company in the Offering, certain provisions in the Company’s amended and restated certificate of incorporation and amended and restated bylaws will become effective. These provisions provide that: (i) any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series (prior to such time, such actions may be taken without a meeting by written consent of holders of common stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting); (ii) the Company’s amended and restated bylaws may be amended by the stockholders only by the affirmative vote of the holders of at least two-thirds of the Company’s then outstanding common stock (prior to such time, the Company’s bylaws may be amended by the affirmative vote of the holders of a majority of the Company’s then outstanding common stock); (iii) special meetings of the Company’s stockholders may only be called by the board of directors (prior to such time, a special meeting may also be called at the request of stockholders holding a majority of the outstanding shares of the Company’s common stock); (iv) certain provisions of the Company’s amended and restated certificate of incorporation may be amended by the affirmative vote of the holders of at least 75% of the Company’s then outstanding common stock (prior to such time, the Company’s certificate of incorporation may amended by the affirmative vote of the holders of the majority of the Company’s then outstanding common stock); and (v) subject to the rights of the preferred stockholders, if any, any director may be removed only for cause and upon the affirmative vote of the holders of at least 75% of the Company’s then outstanding common stock (prior to such time, subject to the rights of the preferred stockholders, if any, any director may be removed, with or without cause, upon the affirmative vote of the holders of a majority of the Company’s outstanding common stock).

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Underwriting Agreement, dated October 19, 2016, between Fairmount Santrol Holdings Inc. and Morgan Stanley & Co. LLC.

5.1	Opinion of Calfee, Halter & Griswold LLP.

23.1	Consent of Calfee, Halter & Griswold LLP (included in Exhibit 5.1).

99.1	Press Release issued by the Company on October 19, 2016, announcing the launch of the Offering.

99.2	Press Release issued by the Company on October 19, 2016, announcing the pricing of the Offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fairmount Santrol Holdings Inc.
(Registrant)

Date: October 24, 2016	/s/ Michael F. Biehl
Michael F. Biehl Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description

1.1	Underwriting Agreement, dated October 19, 2016, between Fairmount Santrol Holdings Inc. and Morgan Stanley & Co. LLC.

5.1	Opinion of Calfee, Halter & Griswold LLP.

23.1	Consent of Calfee, Halter & Griswold LLP (included in Exhibit 5.1).

99.1	Press Release issued by the Company on October 19, 2016, announcing the launch of the Offering.

99.2	Press Release issued by the Company on October 19, 2016, announcing the pricing of the Offering.